Exhibit 10.14


                         EXCLUSIVE DISTRIBUTION CONTRACT

Between contractors:

La Societe d'Etudes et de Realisation audiovisuelles (Study and audio-visual realization company). Limited company, Moroccan law company, with a capital of 302 371 500 Dhs, and a head office in Casablanca, Km 7300, Rabat road, Ain Sebaa, represented by its Administrator General Director, Mr. BELARBI LARBI.

Bellow called "SOREAD"

On one hand;

And:

"OMNIVISION" limited liability company, located in 31, villa Yasmina, Tarik Ibn Ziad Avenue, Rabat, represented by its Co-General Director, Mr. EI Khachani Hmida.

Bellow called "OMNIVISION"

On the other hand.

Preamble

It has been several years that SOREAD operates and exploits the second channel's network in Morocco. The distribution network is composed of employees with experience in selling pay TV.

OMNIVISION is a company of Moroccan law that invests in the audio-visual wireless communication technologies and pay TV.

OMNIVISION is a representative of Showtime. The later is a numerical bouquet of at least 11 pay TV channels intended to the African continent. Showtime diffuses its programs by direct satellite reception over Morocco.

The following has been agreed:

Article I-Object

"Importing" means that SOREAD can import the numerical decoders and access cards into Morocco only with OMNIVISION's agreement.

"Exclusive distributor" means that SOREAD will have exclusivity in distributing Showtime's bouquet, decoders and access cards in Morocco.

Article II-Mission and Obligations:

a-SOREAD's OBLIGATIONS

OMNIVISION confers on SOREAD the title of exclusive distributor of Showtime's bouquet in Morocco. SOREAD and OMNIVISION decided to set up a common team which would train the


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agencies  employees,  and  make  them  familiar  with  technical  and  marketing procedures which are specially elaborated for Showtime products.

SOREAD and OMNIVISION will elaborate a general agenda concerning decoders, access cards, warranty conditions, promotional material and Showtime's logo.

Decoder and access card sales should be done through SOREAD agencies to individual and collective subscribers, for servicing one family housing, residence, Hospitals and Hotels.

SOREAD will weekly inform [summary] OmniVision about the quantity of decoders and cards sold, and to whom they have been sold with the correspondent addresses and phone numbers.

b-OMNIVISION's OBLIGATIONS

OMNIVISION declares being appointed by Showtime to exclusively market Showtime's decoders in Morocco, and to sign every importation and distribution contracts with SOREAD, exclusive importer and distributor in Morocco. The aforesaid contract is elaborated with regard to the conditions and obligations on the distribution contract signed the 14 th of January 1999, for a period of five years between OMNIVISION and Showtime, a copy of the contract is in the annex.

OMNIVISION engages to:

Exclusively  give to SOREAD the right of distributing  decoders and access cards in Morocco, and to make subscribers see Showtime programs by direct satellite reception, via their numerical decoder.

To provide SOREAD, resubscriptions based on three, six and twelve month periods.

To furnish SOREAD, free decoders and access cards that should be exclusively used for demonstration of decoder functions and of the Showtime bouquet.

To furnish SOREAD, with free program guides. The magazine's quantity should equal to the number of subscribers increased by 10%. The sending and stamping fees will be the responsibility of OMNIVISION.

Declares that any subscriber check payment (for selling or renting a decoder/ subscription or re-subscription) for Showtime product, that is sent back unpaid, shouldn't be paid by SOREAD to OMNIVISION.

The amount of any decoders not returned by subscribers in the case of leasing shall be the responsibility of OmniVision

To assure the continuity and quality of Showtime signal 24h/24h (11 channels: see annex 11). In the case of changes in the diffusion model technology or a breakdown of Showtime's signal, OMNIVISION should provide subscribers with appropriate compensation.

To protect SOREAD against any proceeding action that can be taken by any physical or moral person who directly or indirectly participates in the programs production, or who claims to have any kind of rights on all or a part of those programs, andlor on Showtime programs.

o To assert having no restrictions on the rights concerning any person who has any kind of rights on Showtime programs.

o To be the only one responsible for Showtime program's content, being understood that diffusion rights have been negotiated for Morocco.

o To protect SOREAD against any claims from Showtime concerning its product's distribution.


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Article Ill-Advertising and Promotion

OMNIVISION should provide SOREAD with promotional material, which will keep it in a good condition.

Publicity material production costs would exclusively be on OMNIVISION plus transportation and customs costs and all related taxes. OMNIVISION would be in charge of all importation authorization.

Transportation and customs costs for publicity material delivery distributed to the selling points (posters, leaflets, self-adhesive ... ) would be on OMNIVISION.

OMNIVISION would assure and be in charge of all promotional and advertising operations costs (buying media like newspapers, magazines, radio, TV ... ) and include SOREAD's name and phone number andlor address in all inserts.

OMNIVISION will take on all advertising costs. Notably costs related to the consulting and conception of the promotional and advertising campaigns.

Every promotional or advertising campaign should have the agreement of both SOREAD and OMNIVISION.

Article IV-Decoders and cards importation

SOREAD can exclusively import Showtime decoders only if Omnivision gives its agreement.

Article V-Distribution by OMNIVISION

SOREAD confers to OMNIVISION the title of independent distributor on its agency, which is located in 31, Villa Yasmina, Tarik Ibn Ziad avenue.

A refund of 3% (three percent) should be given by SOREAD to OMNIVISION on each decoder sold in OMNIVISION Rabat agency, thus on the turnover basis, no tax included.

Article VI-Price-sales and commissions

Total payment receipts of subscriptions and decoders minus commissions due to SOREAD by OMNIVISION, should be done during the 45 days following the sale date.

OMNIVISION alone, will afford and be responsible of any notification, payment, rights, taxes, customs duties, deducting income tax at source, allowances due or that would be due to Showtime, thus for decoders and access cards importation and selling in Morocco.

Commissions accorded by OMNIVISION to SOREAD over all the operations done in Morocco would be as follows:

Decoders: 6% (six percent) over the total turnover, no tax included, on decoders sales


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Subscriptions:   25  Dhs  (twenty  five  Moroccan   Dirhams)  monthly  on  every
subscription, for a full bouquet.

18 Dhs (eighteen Moroccan Dirhams ) monthly on every subscription, for a mini bouquet (03 channels minimum)

Those commissions are calculated on the basis of 10% commission given by Showtime to OMNIVISION.

Any raise on subscription's commissions (given to OMNIVISION by Showtime) would be split between both parties, 50% to SOREAD and 50% to OMNIVISION (the readjustment will be done once a quarter).

Article VII-Duration

The present contract is for a period of three years beginning from the signature date of the contract. It is renewable by tacit agreement except if one of the parties wants to terminate the contract. Termination should be done by a registered letter plus an acknowledgement receipt, three months before the contract term.

If both parties want to collaborate furthermore, the contract would be renewed for a two year period. The party that wants to terminate the contract should give a three months notice to the other party, thus by a recorded delivery letter and an acknowledgement receipt.

Article VIII-Termination-Breach of contract

The contract can be breached in the case of having no response 30 days after sending a notice.

Or in the following cases:

o    If OMNIVISION doesn't respect its obligation as regards to SOREAD.

o    If SOREAD doesn't respect its obligation as regards to OMNIVISION.

o    Definitive stopping of Showtime's signal by the satellite owner.

If one of those cases happens, OMNIVISION engages to assure all the judicial consequences or others that have caused damage to subscribers in Morocco. SOREAD wouldn't have any responsibility to Showtime subscribers. Decoder's re-buying price will be calculated on a three years write off of decoders cost.

OMNIVISION will designate a representative of its choice to establish decoders inventory and to pay SOREAD by check. This payment will be done after receipt of a pro-forma bill or inventory report signed by the representative or by credit transfer before OMNIVISION takes back its material.

OMNIVISION engages to assure a continuous broadcasting of Showtime programs in Morocco, for a minimum of five years.


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Article IX-After sale service

OMNIVISION should provide subscribers with a one year warranty on decoders. Defective decoder will be taken back and a replacement will be provided.

The use of access cards should be explained to subscribers while making the sale.

The decoder should be sold on its original packaging with the correspondent cables that link it to the TV, and with directions for use (subscriber guide).

Defective access cards would be given back to OMNIVISION for a free exchange.

SOREAD should weekly furnish OMNIVISION with a report on all exchange operations made on the agencies network.

The warranty is cancelled on the following cases.. deliberate or accidental breakage; damages caused by a non conformance of Showtime's directions; maintenance defect; deliberate or accidental damages or (water damages, fire, faulty wiring, explosion ... ); abnormal use of decoders or because of lightning or thunderstorms.

If a subscriber opens its decoder the warranty would also be cancelled.

For every exchange SOREAD should fill in an exchange form, up date the warranties and regularly provide OMNIVISION with a copy of those documents.

Article X- Confidentiality

Both parties promise to keep the contract clauses confidential with all the information and documents linked or related to the contract for its conclusion andlor for its accomplishment.

Any communication andlor disclosure of one party should first require the other parties express written agreement.

Each party promise to respect and to make all its employees respect this confidentiality.

SOREAD and OMNIVISION promise to allow the access, of their respective documents, to only those of their employees who are in directly concerned with the said documents.

The confidentiality clause of this contract would be applicable even if the contract is breached whatever the cause is, and that for an unlimited period.

Article Xl- Piracy

It should be specified that the Showtime decoder is to be used by only one family housing and for private use only. Any collective or public use that is not authorized jointly by SOREAD and OMNIVISION will be considered as a violation of the subscription contract.

Both parties promise to mutually inquire on any violations of the contract.

To that end, OMNIVISION is the only one able to start the necessary proceedings in Morocco. SOREAD should be informed of any proceeding. All costs would be on OMNIVISION only.

Article XII- Competence- Arbitration


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In case of dispute,  both parties  promise to resolve the  eventual  conflict by amicable arrangement or to jointly designate an arbiter who will supremely decide of the procedures to follow.

If both parties don't agree on an arbiter, the most competent court for solving the dispute is the Commerce Court of Casablanca.

The arbitration will take place in Casablanca.

Made in Casablanca April 28th, 1999 on three original copies signed by

SOREAD                                                                OMNIVISION
LARBI BELARBI                    HMIDA EL KHACHANI

SHOWTIME as a witness

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